Exhibit 99.1
NASDAQ: COIN Sidoti Conference January 10, 2011

Forward-Looking Statements This presentation contains "forward-looking statements." "Forward-looking statements" describe future expectations, plans, results or strategies and are generally preceded by words such as "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including risks that typically confront early-stage ventures with no operating history and other risks identified in our preliminary prospectus. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and Converted Organics Inc. undertakes no obligation to update such statements.

Converted Organics Inc.: Promotes, develops and operates profitable innovative clean technologies Currently composed of 3 primary lines of business: Organic Fertilizer Industrial Wastewater Treatment Vertical Farming Uses sustainable business practices that protect and value the environment Dedicated to creating a cleaner, greener future through its portfolio of businesses Employees and Facilities: 27 full time employees Operating facilities in Gonzales, CA; Glenwood Springs, CO; Surrey, BC Planned facility in West Warwick, RI Corporate office in Boston, MA Company Overview

Company Timeline Established to pursue waste-to- fertilizer business Founders invested $3.5M to build company First plant site in New Jersey Completed $9.9M IPO Closed $17.5M project financing through NJEDA 2002 - 2007 Acquired assets of UOP and WRI of Gonzales, CA Commenced operations at New Jersey facility 2008 Production of dry product began in New Jersey Commenced distribution in retail market (Home Depot and Whole Foods) $27M capital raised California facility cash flow positive 2009 Entered IWW Industry with breakthrough green technology Restructured $43M debt and other obligations Acquired vertical farming pioneer TerraSphere Systems 2010

Converted Organics(tm) Fertilizers Converted Organics(tm) produces valuable all-natural fertilizers, biostimulants, and soil amendment products that help grow healthier crops and improve environmental quality by recycling food wastes. Gonzales, CA Manufacturing Facility Utilizes proprietary High Temperature Liquid Composting (HTLC) technology system to process food wastes into environmentally-friendly liquid fertilizer products. Manufactures, sells and distributes its products to the agriculture market. Began to generate revenues in February 2008 and is now cash flow positive. SMART (Scalable Modular Aerobic Technology) Units Custom designed small fertilizer manufacturing units Can process from 5 to 50+ tons of food waste per day Preassembled, "semi-portable" system

Benefits of Converted OrganicsTM Generates excellent results Safe for people, pets and the environment Improves yield of fruits and vegetables Improves soil health and quality Disease suppression characteristics Replacement for energy intensive synthetic fertilizers Slow-release of nutrients reduces nitrogen run-off Organic fertilizers reduce water usage

Pro Forma Organic Fertilizer Facility Revenue EBITDA Converted OrganicsTM Facility $4,000,000 $900,000

Industrial Wastewater Resources Utilizes a patented LM-HT(tm) Concentrator - a zero-liquid-discharge treatment of aqueous waste streams, using waste heat and renewable energy as fuel Environmentally friendly treatment option for waste water generators Proprietary wastewater technology comprises: The patented LM-HT(tm) Concentrator wastewater treatment process (the "Concentrator"); and Waste Heat Transfer Systems ("WHTS") for utilizing waste heat in the Concentrator as the principal energy source technologies Target Industries: petro-chemical, pharmaceutical, manufacturing, metal processing, food preparation, transportation and energy production.

Benefits of IWR Through the use of the zero-liquid-discharge treatment and a flexible fuel source, LM-HT(tm) Concentrators bring an environmentally friendly treatment option to waste water generators. Can be strategically placed in locations such as landfills, which help to reduce greenhouse gases and eliminate significant transportation costs. Reduces carbon emissions by using waste heat and renewable energy as thermal fuel. Contaminants are NOT discharged into surface water. Instead, clean water vapor is returned to the atmosphere and the residuals are recycled or securely disposed.

Pro Forma Industrial Wastewater Treatment Facility Revenue EBITDA IWR Facility $750,000 $500,000

TerraSphere Systems, LLC Revolutionary proprietary vertical farming technology that grows produce and other crops in a controlled indoor environment. Facilities utilize minimal land, water and energy resources to produce fresh, pesticide-free produce regardless of climate or location, year-round. Revenue from license fees, equipment purchase, royalties and product sales. Currently has 6 licensees, with several additional in pipeline.

Benefits of TerraSphere Fresh, contaminant-free, locally grown produce Greatly increased productivity: up to 10x greater yields than traditional greenhouse production up to 100x greater crop yield than conventional field grown agricultural systems Significantly less water use than other growing methods Little to no wastewater generated due to its closed loop recycling system Dramatically reduces need for fossil fuels (no petroleum-based fertilizers, farm machinery, trucking) No pesticides, herbicides, fungicides Year round availability Longer shelf life

PharmaSphere TerraSphere granted an exclusive license to PharmaSphere to grow plants used in the pharmaceutical, nutraceutical and cosmeceutical markets Advantages: Greatly increases production Provides complete control of the growth environment Reduces per-unit costs compared to traditional production methods Projects under development in MA, RI, CA, ME

Pro Forma Vertical Farming Facility Revenue EBITDA TerraSphere Facility $2,850,000 $1,275,000

Selected Financial Data Estimated 31-Dec-10 Cash on Hand $ 2,900,000 Shareholder's Equity $ 7,000,000 Common Shares Outstanding 85,000,000 Revenue History 2007 Actual $ - 2008 Actual $ 1,500,000 2009 Actual $ 2,600,000 2010 Estimated $ 4,000,000

Growth Strategy Develop Existing Technologies Enhance fertilizer cost competitiveness Acquisitions Industrial Wastewater facility in Colorado TerraSphere facility in Rhode Island Attain higher production yields Strategically expanding in future locations Sustainable, Green businesses benefiting the environment, with earnings and positive cash flow

Management Team & Board of Directors

Management Team	
Edward J. Gildea Chairman, President & CEO	• Former COO and General Counsel of Quality Metric Inc. • Former Vice President – Legal of Kellogg Company
Dave Allen, CPA Chief Financial Officer, EVP Administration	• Former CEO/CFO of The Millbrook Press, Inc.
Rick McEwen General Manager, President of Industrial Wastewater Resources	• Former Co-owner/Vice President of Heartland Technology Partners
Mark C. Gildea CEO, TerraSphere	• Managing partner of law firm with 20+ years advising private companies and governmental entities
Board of Directors	
Robert Cell	• President and CEO of Mybuys.com • Former COO/CFO of Blue Martini Software, Inc.
John DeVillars	• Managing Partner of Blue Wave Strategies, LLC • Former Director of USEPA Region 1
Marshall Sterman	• Founder of The Mayflower Group, Ltd.
Ed Stoltenberg	• Managing Director of Phoenix Financial Services • CPA; BA from Ohio Wesleyan Univ.; MBA from the Univ. of MI

Converted Organics ALL NATURAL FERTILIZER

Converted Organics INDUSTRIAL WASTEWATER RESOURCES

TERRASPHERE

PHARMASPHERE

Edward J. Gildea President, CEO 137A Lewis Wharf Boston, MA 02110 Tel: 617 624 0111 egildea@convertedorganics.com Contact Information